EXHIBIT 99.1

MGR ASSETS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders

Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):

We have audited the accompanying balance sheet of Western Gas Partners, LP’s MGR Assets as of December 31, 2011, and the related statements of income, parent net equity, and cash flows for the year then ended. These financial statements are the responsibility of Western Gas Partners, LP’s (the Partnership) management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Gas Partners, LP’s MGR Assets as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas

March 27, 2012

MGR ASSETS

STATEMENT OF INCOME

thousands	Year Ended December 31, 2011
Revenues – affiliates
Gathering, processing and transportation of natural gas and natural gas liquids	$ 1,783
Natural gas, natural gas liquids and condensate sales	140,801
Equity income	1,171

Total revenues – affiliates	143,755
Revenues – third parties
Gathering, processing and transportation of natural gas and natural gas liquids	12,954
Other, net	2,851

Total revenues – third parties	15,805

Total revenues	159,560

Operating expenses
Cost of product (1)	80,443
Operation and maintenance (1)	17,351
General and administrative (1)	3,725
Property and other taxes	885
Depreciation, amortization and impairments	23,450

Total operating expenses	125,854

Operating income	33,706
Interest income, net on affiliate balances	12,874
Other income (expense), net	1,580

Income before income taxes	48,160
Income tax expense	16,857

Net income	$ 31,303

(1)

Operating expenses include charges from affiliates (as defined in Note 1) to the Partnership’s MGR assets (as defined in Note 1), for services and amounts paid by affiliates to third parties on behalf of the Partnership’s MGR assets. For the year ended December 31, 2011, cost of product includes product purchases from affiliates of $8.2 million, operation and maintenance includes charges from affiliates of $7.2 million, and general and administrative includes charges from affiliates of $3.7 million. See Note 3.

See accompanying Notes to Financial Statements.

MGR ASSETS

BALANCE SHEET

thousands	December 31, 2011
ASSETS
Current assets
Accounts receivable	$ 506
Other current assets	392

Total current assets	898
Plant, property and equipment
Cost	414,213
Less accumulated depreciation	132,923

Net property, plant and equipment	281,290
Goodwill	18,000
Equity investments	69,839
Other assets	15,979

Total assets	$ 386,006

LIABILITIES AND PARENT NET EQUITY
Current liabilities
Accounts payable	$ 856
Accrued ad valorem taxes	304
Accrued liabilities	4,342

Total current liabilities	5,502
Deferred income taxes	106,504
Asset retirement obligations and other	4,400

Total long-term liabilities	110,904

Total liabilities	116,406
Parent net equity	269,600

Total liabilities and parent net equity	$ 386,006

See accompanying Notes to Financial Statements.

MGR ASSETS

STATEMENT OF PARENT NET EQUITY

thousands
Balance at December 31, 2010	$ 287,603
Net income	31,303
Net distributions to Parent	(49,306)

Balance at December 31, 2011	$ 269,600

See accompanying Notes to Financial Statements.

MGR ASSETS

STATEMENT OF CASH FLOWS

thousands	Year Ended December 31, 2011
Cash flows from operating activities
Net income	$ 31,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairments	23,450
Deferred income taxes	(2,747)
Changes in assets and liabilities:
Decrease in accounts receivable, net	210
Decrease in accounts payable and accrued liabilities, net	(249)
Change in other items, net	4,790

Net cash provided by operating activities	56,757
Cash flows from investing activities
Capital expenditures	(7,451)

Net cash used in investing activities	(7,451)
Cash flows from financing activities
Net distributions to Parent	(49,306)

Net cash used in financing activities	(49,306)

Net increase (decrease) in cash and cash equivalents	—
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$ —

Supplemental disclosures

Decrease in accrued capital expenditures	$ 105

See accompanying Notes to Financial Statements.

MGR ASSETS

NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The accompanying financial statements and related notes present the financial position, results of operations, cash flows and parent net equity of certain midstream assets acquired by Western Gas Partners, LP (the “Partnership”) from certain affiliates of Anadarko Petroleum Corporation. Specifically, the acquired assets consist of a 100% ownership interest in Mountain Gas Resources, LLC (or “MGR LLC”), which owns (i) the Red Desert Complex, located in the greater Green River Basin in southwestern Wyoming, including the Patrick Draw processing plant with a capacity of 125 MMcf/d, the Red Desert processing plant with a capacity of 48 MMcf/d, 1,295 miles of gathering lines, and related facilities, (ii) a 22% interest in Rendezvous Gas Services, LLC (“Rendezvous”), which owns a 338-mile mainline gathering system serving the Jonah and Pinedale Anticline fields in southwestern Wyoming, and (iii) certain additional midstream assets and equipment. These assets are collectively referred to as the “MGR assets” or “MGR” and the acquisition as the “MGR acquisition.”

MGR provides a combination of gathering, compression, treating and processing services. Anadarko Petroleum Corporation acquired the MGR assets in connection with its August 23, 2006, acquisition of Western Gas Resources, Inc. For purposes of these financial statements, the “Partnership” refers to Western Gas Partners, LP and its consolidated subsidiaries. The Partnership’s general partner is Western Gas Holdings, LLC (the “general partner” or “GP”), a wholly owned subsidiary of Anadarko Petroleum Corporation. “Anadarko” or “Parent” refers to Anadarko Petroleum Corporation and its consolidated subsidiaries, excluding the Partnership; and “affiliates” refers to wholly owned and partially owned subsidiaries of Anadarko, excluding the Partnership.

These financial statements were prepared in connection with the Partnership’s acquisition of the MGR assets from Anadarko and incorporate the activities and account balances of MGR as reflected in the historical cost-basis accounts of the Parent with certain adjustments made in order to reasonably reflect substantially all of the costs of doing business. These adjustments required the use of management’s assumptions, allocations and estimates.

These accompanying financial statements and notes thereto were prepared for the purpose of complying with the U.S. Securities and Exchange Commission rules and regulations, including but not limited to Regulation S-X, Article 3, General Instructions as to Financial Statements, and Staff Accounting Bulletin Topic 1-B, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. Certain expenses incurred by the Parent were only indirectly attributable to MGR. In connection with the MGR acquisition effective January 1, 2012, agreements between Anadarko and the Partnership also became effective for MGR. These agreements materially affected certain items related to the MGR assets, primarily general and administrative expense and settlements of affiliate-based transactions. On January 1, 2012, the MGR assets will be consolidated by the Partnership, which generally is not subject to federal or state income tax, other than Texas margin tax, thereby eliminating the applicability of entity-level federal income taxation for income attributable to the MGR assets. Accordingly, these financial statements are not indicative of the actual results of operations that would have occurred if the MGR assets had been operated separately during the periods reported and are also not indicative of future results of operations. Transactions between the MGR assets and the Parent have been identified in the financial statements as transactions between affiliates. The allocations and related estimates and assumptions are more fully described in Note 2 and Note 3.

The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position as of December 31, 2011, and for the results of operations, changes in Parent net equity and cash flows for the year ended December 31, 2011.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates. In preparing financial statements in accordance with generally accepted accounting principles in the United States, management makes informed judgments and estimates that affect the amounts reported in the financial statements and the notes thereto. Management evaluates its estimates and related assumptions regularly, utilizing historical experience and other methods considered reasonable under the circumstances. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates. Effects on MGR’s business, financial position and results of operations resulting from revisions to estimates are recognized when the facts that give rise to each revision become known.

MGR ASSETS

NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair value. The fair-value-measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

Level 1 – Inputs represent quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Level 3 – Inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).

Nonfinancial assets and liabilities initially measured at fair value include long-lived assets (asset groups), goodwill, initial recognition of asset retirement obligations and initial recognition of environmental obligations assumed in a third-party acquisition. Impairment analyses for long-lived assets, goodwill, and the initial recognition of asset retirement obligations and environmental obligations use Level 3 inputs. When MGR is required to measure fair value, and there is not a market-observable price for the asset or liability or a market-observable price for a similar asset or liability, MGR utilizes the cost, income, or market valuation approach depending on the quality of information available to support management’s assumptions.

The carrying amounts of accounts receivable and accounts payable reported on the accompanying balance sheet approximate fair value due to the short-term nature of these items.

Bad-debt reserve. A majority of the revenues earned by the MGR assets are from Anadarko, for which no credit limit is maintained. MGR’s management analyzes its exposure to bad debts on a customer-by-customer basis for third-party accounts receivable and may establish credit limits for significant third-party customers. There were no amounts recorded for bad-debt reserves for the MGR assets at December 31, 2011.

Property, plant and equipment. Property, plant and equipment are generally stated at the lower of historical cost less accumulated depreciation or at fair value, if impaired. All construction-related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.

Depreciation is computed over the asset’s estimated useful life using the straight-line method based on estimated useful lives and salvage values of assets. Uncertainties that may impact these estimates include, but are not limited to, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

Management of MGR evaluates the ability to recover the carrying amount of its long-lived assets to determine whether its long-lived assets have been impaired. Impairments exist when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.

MGR ASSETS

NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

During the year ended December 31, 2011, an impairment of $7.3 million was recognized for certain MGR equipment and materials. The costs of these equipment and materials, previously capitalized as assets under construction and related to a Red Desert complex expansion project, were deemed no longer recoverable as the expansion project was indefinitely postponed by Anadarko management. Subsequent to the project evaluation and impairment, the remaining fair value of the equipment and materials, approximately $10.6 million, was reclassified from within property, plant and equipment to other assets on the accompanying balance sheet. Also during 2011, following an evaluation of future cash flows, an impairment of $3.0 million was recognized for a transportation pipeline. This asset was impaired to fair value, estimated using Level 3 fair-value inputs.

Goodwill. Goodwill included in the accompanying financial statements represents the portion of Anadarko’s gathering and processing reporting unit goodwill attributed to the MGR assets and acquired by the Partnership. The carrying value of Anadarko’s gathering and processing reporting unit goodwill represents the excess of the purchase price of an entity over the estimated fair value of the identifiable assets acquired and liabilities assumed by Anadarko. Accordingly, the goodwill balance does not reflect, and in some cases is significantly different than, the difference between the consideration paid and the fair value of the net assets on the acquisition date. The accompanying balance sheet as of December 31, 2011, includes goodwill of $18.0 million, none of which is deductible for tax purposes.

Management of MGR evaluates goodwill for impairment annually, as of October 1, or more often as facts and circumstances warrant. The first step in the goodwill impairment test is to compare the fair value of each reporting unit to which goodwill has been assigned to the carrying amount of net assets, including goodwill, of the respective reporting unit. If the carrying amount of the reporting unit exceeds its fair value, step two in the goodwill impairment test requires goodwill to be written down to its implied fair value through a charge to operating expense based on a hypothetical purchase price allocation. The MGR assets’ goodwill is a portion of the goodwill attributed to one reporting unit. No goodwill impairment has been recognized in these financial statements. The carrying value of goodwill after such an impairment would represent a Level 3 fair value measurement.

Equity-method investments. The MGR assets include a 22% interest in Rendezvous, which is a limited liability company that operates gas-gathering facilities in western Wyoming and is accounted for under the equity method. The investment balance at December 31, 2011, was $69.8 million. For the year ended December 31, 2011, investment earnings, net of amortization, was $1.2 million and distributions were $5.4 million. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the members’ gas servicing agreements, require unanimous approval of the members.

The investment balance at December 31, 2011, includes $47.9 million for the purchase price allocated to the investment in Rendezvous in excess of the historic cost basis originally recorded by Western Gas Resources, Inc. (“WGR”) (the entity that owned the interest in Rendezvous, which Anadarko acquired in August 2006). This excess balance is attributable to the difference between the fair value and book value of Rendezvous’ gathering and treating facilities at the time WGR was acquired by Anadarko, and is being amortized over the remaining estimated useful life of those facilities.

Other assets. As of December 31, 2011, other assets include a $0.7 million receivable recognized in conjunction with the capital lease component of a processing agreement, which extends through November 2014 in which MGR is the lessor, and $4.6 million of unguaranteed residual value related to this processing plant, based on a measurement of fair value estimated when the plant was acquired by Anadarko in 2006. Interest income is recorded to other income (expense), net on the accompanying statement of income.

MGR ASSETS

NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Asset retirement obligations. MGR recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at fair value, measured using discounted expected future cash outflows for the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Over time, the discounted liability is accreted through accretion expense to its expected settlement value. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) until the obligation is settled. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, asset retirement costs and the estimated timing of settling asset retirement obligations. See Note 6.

Environmental expenditures. Environmental expenditures related to conditions caused by past operations that do not generate current or future revenues are expensed. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation or other potential environmental liabilities becomes probable and the costs can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are recognized no later than at the time of the completion of the remediation feasibility study. These accruals are adjusted as additional information becomes available or as circumstances change. Costs of future expenditures for environmental-remediation obligations are not discounted to their present value. See Note 7.

Revenues and cost of product. Under its fee-based gathering, treating and processing arrangements, the MGR assets earn a fixed fee based on the volume and thermal content of natural gas and revenues are recognized for services in the month such services are performed. Producers’ wells are connected to the MGR assets’ gathering systems for delivery of natural gas to processing plants, where the natural gas is processed to extract NGLs and condensate. In some areas where no processing is required, the producers’ gas is gathered and delivered to pipelines for market delivery. Under percent-of-proceeds contracts, revenue is recognized when the natural gas, NGLs or condensate are sold and the related purchases are recorded as a percentage of the product sale.

MGR purchases natural gas volumes at the wellhead for gathering and processing. As a result, the MGR assets have volumes of NGLs and condensate to sell and volumes of residue gas to either sell, to use for system fuel or to satisfy keep-whole obligations. In addition, depending upon specific contract terms, condensate and NGLs recovered during gathering and processing are either returned to the producer or retained and sold. Under keep-whole contracts, when condensate or NGLs are retained and sold, producers are kept whole for the condensate or NGL volumes through the receipt of a thermally equivalent volume of residue gas or the value thereof. The keep-whole contract conveys an economic benefit when the combined value of the individual NGLs is greater in the form of liquids than as a component of the natural gas stream; however, the MGR assets are adversely impacted when the value of the NGLs is lower as liquids than as a component of the natural gas stream. Revenue is recognized from the sale of condensate and NGLs upon transfer of title and related purchases are recorded as cost of product.

Transportation revenues are generated from interruptible contracts pursuant to which a fee is charged to the customer based on volumes transported through the pipeline. Revenues for transportation of natural gas in the form of usage fees and interruptible contracts are recognized when the volumes are received into the pipeline.

Proceeds from the sale of residue gas, NGLs and condensate are reported as revenues from natural gas, natural gas liquids and condensate sales in the accompanying statement of income. Revenues attributable to the fixed-fee component of gathering and processing contracts as well as usage fees on transportation contracts are reported as revenues from gathering, processing and transportation of natural gas and natural gas liquids in the accompanying statement of income.

In connection with the MGR acquisition, the Partnership entered into 10-year, fee-based gathering and processing agreements with Anadarko effective December 1, 2011, for all affiliate throughput on the MGR assets. See Note 8.

Cash. The Parent provided cash as needed to support the MGR assets and collected cash from the services provided by the MGR assets. Consequently, the accompanying balance sheet does not include any cash balances. See Note 3 for information on the Parent’s centralized cash management process. Net cash paid to or received from the Parent is reflected as net contributions from or distributions to the Parent on the accompanying statements of parent net equity and cash flows.

MGR ASSETS

NOTES TO FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income taxes. The MGR assets are not subject to income tax as a stand-alone entity. The current federal and state income taxes included in these financial statements represent the MGR assets’ allocable share of Anadarko’s current federal and state income taxes. Deferred federal and state income taxes are provided on temporary differences between the financial statement carrying amounts of recognized assets and liabilities and their respective tax bases as if tax returns were filed for the MGR assets as a stand-alone entity.

Subsequent events. MGR has evaluated subsequent events through March 27, 2012, the date the financial statements were available to be issued.

Recently issued accounting standard not yet adopted. In September 2011, the Financial Accounting Standards Board issued an Accounting Standards Update (“ASU”) that permits an initial assessment of qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount for goodwill impairment testing purposes. Thus, determining a reporting unit’s fair value is not required unless, as a result of the qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than its carrying amount. This ASU is effective prospectively beginning January 1, 2012. Adoption of this ASU will have no impact on the financial statements.

3.  TRANSACTIONS WITH AFFILIATES

Affiliate transactions. Revenues from affiliates include amounts earned by the MGR assets from services provided to Anadarko and the Partnership, as well as from the sale of residue gas, condensate and NGLs to Anadarko and the Partnership. In addition, MGR purchases natural gas from an affiliate of Anadarko and the Partnership pursuant to gas purchase agreements. Operating and maintenance expense includes amounts accrued for or paid to affiliates for the operation of the MGR assets, whether in providing services to affiliates or to third parties, including field labor, measurement and analysis, and other disbursements. Affiliate expenses do not inherently bear a direct relationship to affiliate revenues, and third-party expenses do not necessarily bear a direct relationship to third-party revenues.

Cash management. Anadarko operates a cash management system whereby excess cash from most of its subsidiaries, held in separate bank accounts, is swept into a centralized account. Sales and purchases related to MGR’s third-party transactions were received or paid in cash by Anadarko within the centralized cash management system and were ultimately settled through an adjustment to parent net equity. Prior to December 7, 2011, Anadarko charged, or credited, MGR interest at a variable rate on outstanding affiliate balances for the periods these balances remained outstanding. Beginning December 7, 2011, in connection with a determination by the sole member of MGR to eliminate intercompany balances without cash settlement, Anadarko discontinued charging interest on intercompany balances. The outstanding affiliate balances were entirely settled through an adjustment to parent net equity in connection with the MGR acquisition.

Allocation of costs. MGR does not have any employees. The employees supporting the operations of the MGR assets are employees of Anadarko. For the purpose of these financial statements, a portion of Anadarko’s general and administrative expenses have been allocated to MGR in the form of a management services fee and included in the accompanying statement of income. The management services fee represents allocable costs, including compensation, benefits, pension and postretirement costs, associated with the provision of services for or on the behalf of MGR by the Parent related to the following: (i) various business services, including but not limited to, payroll, accounts payable and facilities management; and (ii) various corporate services, including, but not limited to, legal, accounting, treasury, information technology and human resources. General, administrative and management costs were allocated to MGR based on its proportionate share of the Parent’s assets and revenues. Management considers these allocation methodologies to be reasonable.

MGR ASSETS

NOTES TO FINANCIAL STATEMENTS

3.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

Summary of affiliate transactions. Affiliate transactions include revenue from affiliates, operating expenses accrued or paid, and purchases of natural gas. The following table summarizes affiliate transactions, including transactions with Anadarko, its affiliates and the Partnership:

thousands	Year Ended December 31, 2011
Revenues	$ 143,755
Cost of product	8,167
Operation and maintenance	7,191
General and administrative	3,725

Operating expenses	19,083
Interest income, net on affiliate balances	12,874

Concentration of credit risk. Anadarko was the only customer from whom revenues exceeded 10% of the MGR assets’ revenues for the year ended December 31, 2011.

4.  INCOME TAXES

Components of income tax expense for the MGR assets are as follows:

thousands	Year Ended December 31, 2011

Current income taxes
Federal	$ 19,604

Total current income taxes	19,604

Deferred income taxes
Federal	(2,747)

Total deferred income taxes	(2,747)

Total income tax expense	$ 16,857

The following table summarizes the reconciliation of the federal statutory tax rate to the effective tax rate for the MGR assets:

thousands, except percentages	Year Ended December 31, 2011
Income before income taxes	$ 48,160
Statutory tax rate	0%

Tax computed at statutory rate	—
Adjustments resulting from:
Federal taxes on income attributable to MGR assets	16,857

Income tax expense	$ 16,857

Effective tax rate	35%

MGR ASSETS

NOTES TO FINANCIAL STATEMENTS

4.  INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to deferred tax assets (liabilities) for the MGR assets at December 31, 2011, are as follows:

thousands	December 31, 2011
Depreciable properties	$ 82,166
Partnership basis	24,481
Other	(143)

Net long-term deferred income tax liabilities	106,504

Total net deferred income tax liabilities	$ 106,504

5.  PROPERTY, PLANT AND EQUIPMENT

A summary of the historical cost of MGR’s property, plant and equipment is as follows:

	$281,290	$281,290
thousands	Estimated useful life	December 31, 2011
Land	n/a	$ 10
Gathering systems	5 to 47 years	405,415
Pipeline and equipment	15 to 45 years	6,165
Assets under construction	n/a	2,267
Other	25 years	356

Total property, plant and equipment		414,213
Accumulated depreciation		132,923

Net property, plant and equipment		$ 281,290

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. These amounts represent property that is not yet suitable to be placed into productive service as of the balance sheet date. In addition, property, plant and equipment cost, as well as third-party accrued liability balances in the MGR assets’ accompanying balance sheet as of December 31, 2011, includes $0.1 million of accrued capital, representing estimated capital expenditures for which invoices had not yet been processed.

6.  ASSET RETIREMENT OBLIGATIONS

The following table provides a summary of changes in asset retirement obligations:

thousands	December 31, 2011
Carrying amount of asset retirement obligations at beginning of year	$ 3,876
Liabilities incurred	45
Liabilities settled	(3)
Accretion expense	263

Carrying amount of asset retirement obligations at end of year	$ 4,181

MGR ASSETS

NOTES TO FINANCIAL STATEMENTS

7.  COMMITMENTS AND CONTINGENCIES

Environmental obligations. The MGR assets are subject to various environmental-remediation obligations arising from federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. The accompanying balance sheet as of December 31, 2011, included a $0.1 million current liability and a $0.2 million long-term liability for remediation and reclamation obligations, included in accrued liabilities and asset retirement obligations and other, respectively. The recorded obligations do not include any anticipated insurance recoveries. Substantially all of the payments related to these obligations are expected to be made over the next five years. Management regularly monitors the remediation and reclamation process and the liabilities recorded and believes the environmental obligations related to the MGR assets are adequate to fund remedial actions to comply with present laws and regulations, and that the ultimate liability for these matters, if any, will not differ materially from recorded amounts nor materially affect the overall results of operations, cash flows or financial condition of the MGR assets. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental issues will not be discovered.

Litigation and legal proceedings. From time to time, MGR is involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceedings for which a final disposition could have a material adverse effect on the results of operations, cash flows or financial position as of and for the year ended December 31, 2011 for the MGR assets.

Lease commitments. Rent expense associated with shared field offices and equipment leases was approximately $1.8 million for the year ended December 31, 2011. The MGR assets’ remaining contractual lease obligations as of December 31, 2011, represent month-to-month leases for compression equipment.

8.  SUBSEQUENT EVENT

Acquisition of the MGR assets by Western Gas Partners, LP. On January 13, 2012, the Partnership completed the MGR acquisition effective January 1, 2012. In conjunction with the acquisition, the Partnership entered into commodity price swap agreements with Anadarko in December 2011, each agreement effective for one year, beginning January 1, 2012, and extending through December 31, 2016, to mitigate exposure to commodity price volatility that would otherwise be present as a result of the purchase and sale of natural gas, condensate or NGLs. The commodity price swap agreements do not contain fixed notional volumes, do not satisfy the definition of a derivative financial instrument and are not required to be measured at fair value. Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements for the MGR assets:

	Year Ended December 31,
per barrel except natural gas	2012	2013	2014	2015	2016
Ethane	$26.87	$25.34	$24.10	$23.41	$23.11
Propane	$57.97	$55.59	$53.78	$52.99	$52.90
Isobutane	$80.98	$77.66	$75.13	$74.02	$73.89
Normal butane	$71.15	$68.24	$66.01	$65.04	$64.93
Natural gasoline	$89.51	$85.84	$83.04	$81.82	$81.68
Condensate	$89.51	$85.84	$83.04	$81.82	$81.68
Natural gas (per MMbtu)	$3.62	$4.17	$4.45	$4.66	$4.87

MGR ASSETS

NOTES TO FINANCIAL STATEMENTS

8.  SUBSEQUENT EVENT (CONTINUED)

Affiliate gathering agreements. In connection with the MGR acquisition, the Partnership entered into 10-year, fee-based gathering and processing agreements with Anadarko effective December 1, 2011, for all affiliate throughput on the MGR assets.

Agreements with Anadarko. From and after the closing of the MGR acquisition and related transactions, the MGR assets are subject to the terms and conditions of various agreements between the Partnership and Anadarko, including the following:

—

an omnibus agreement that provides for certain indemnifications, reimbursement for expenses paid by Anadarko on behalf of the Partnership and compensation to Anadarko for providing the Partnership with certain general and administrative services and insurance coverage;

—

a services and secondment agreement pursuant to which specified employees of Anadarko are seconded to the general partner to provide operating, routine maintenance and other services with respect to the assets owned and operated by the Partnership under the direction, supervision and control of the general partner;

—

a tax sharing agreement pursuant to which the Partnership will reimburse Anadarko for the Partnership’s share of Texas margin tax borne by Anadarko as a result of the MGR assets’ financial results being included in a combined or consolidated tax return filed by Anadarko with respect to periods subsequent to January 1, 2012;

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a subsidiary guarantor agreement of partnership debt, from and after the closing of the MGR acquisition, MGR will be a subsidiary guarantor of (i) the Partnership’s $500 million in senior unsecured notes, and (ii) obligations created under the Partnership’s $800 million revolving credit facility; and

—	other routine agreements with Anadarko or its subsidiaries that arise in the ordinary course of business for gathering, processing, treating and compression services and other operational matters.

Change in tax status. From and after closing of the MGR acquisition, the MGR assets will be consolidated by the Partnership, which generally is not subject to federal income tax, thereby eliminating the applicability of entity-level federal income taxation for income attributable to the MGR assets.

Affiliated balances subsequent to acquisition. Prior to January 1, 2012, cash transactions attributable to the MGR assets were received or paid in cash by Anadarko within its centralized cash management system. In connection with the closing of the Contribution Agreement, net affiliate receivable and payable balances with Anadarko were settled through an adjustment to parent net equity. Subsequent to January 1, 2012, the Partnership cash-settles transactions directly with third parties and Anadarko, including transactions attributable to the MGR assets, and no interest is charged or earned on affiliate balances other than balances associated with loan agreements.